Press Release dated September 26, 2008

For Immediate Release                                       September 26, 2008


               BOWL AMERICA REPORTS  FISCAL YEAR EARNINGS

Bowl America Incorporated today reported earnings per share for its fiscal year ended June 29, 2008, declined to $.69 from $.82 in the prior year. Fourth quarter earnings per share were $.11, down from $.14 in the comparable quarter last year.

The Company's Falls Church location, temporarily closed in February 2007, reopened in the fiscal 2008 fourth quarter and is adding to cash flow. However, management believes that the persistent unstable economic climate will put pressure on customers' discretionary spending while operating expenses for the Company continue to rise. The Company first noted the decline in traffic in June 2007 and has been working to offset the effects.

A more detailed explanation of results is available in the Company's S.E.C. Form 10-K filing available through the website www.bowlamericainc.com.

Irvin Clark, Senior Vice President, General Manager and a director of the Company died September 7, 2008. His bowling experience began in the 1930's in his father's bowling center. He had been a vital part of Bowl America's management for over 30 years and became General Manager in 1998.

Fiscal 2008 was the 36th year of increased per share dividends and included a $.10 per share special dividend on the fiftieth anniversary of the opening of the first Bowl America location. The Board of Directors declared a quarterly $.15 dividend on September 25, 2008. Bowl America operates 19 bowling centers and its stock trades on the American Stock Exchange with the symbol BWLA.

                                     ***
                           Bowl America Incorporated
                             Results of Operations
                                 (Unaudited)

                       Thirteen       Thirteen        Fifty-two     Fifty-two
                     weeks ended    weeks ended      weeks ended   weeks ended
                      06/29/08        07/01/07         06/29/08      07/01/07

Operating Revenues
Bowling and other    $4,832,388     $4,943,891       $21,430,757   $22,876,620
Food, beverage and
  merchandise sales   2,069,983      1,995,755         8,673,089     9,097,716
                      _________      _________        __________    __________
TOTAL REVENUES       $6,902,371     $6,939,646       $30,103,846   $31,974,336


Operating expenses
 excluding depreciation
  and amortization    5,937,479      5,679,453        24,026,527    24,562,793
Depreciation and
 amortization           388,590        489,407         1,764,226     1,918,595
Investment loss            -              -              267,237        (3,613)
Net gain on sale of
 Assets                  45,368         15,557            45,368        15,557
Interest and dividend
 income                 188,223        221,742           811,205       863,983
Earnings before taxes   809,893      1,008,085         5,436,903     6,368,875
Net Earnings         $  579,530     $  718,153       $ 3,534,540   $ 4,188,943
Weighted average shares
 outstanding          5,135,690      5,135,716         5,135,693     5,136,499

EARNINGS PER SHARE         .11            .14               .69           .82


                           Summary of Financial Position
                               Dollars in Thousands

                                                        06/29/08      07/01/07
ASSETS
Total current assets including cash and
 short-term investments of $8,404 & $9,013               $11,558       $10,728
Property and investments                                  32,499        35,107
                                                          ______        ______
TOTAL ASSETS                                             $44,057       $45,835


LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities                                $ 3,170       $ 3,062
Other liabilities                                          2,672         3,436
Stockholders' equity                                      38,215        39,337
                                                          ______        ______
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $44,057       $45,835